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                                                                      EXHIBIT 12

                               FINISAR CORPORATION
         STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                                                                         SIX MONTHS
                                                                                                                            ENDED
                                                                      FISCAL YEAR ENDED APRIL 30,                        OCTOBER 31,
                                                  ------------------------------------------------------------------
                                                   1999           2000           2001          2002           2003          2003
                                                  -------        -------       --------      ---------     ---------     -----------
                                                                            (IN THOUSANDS, EXCEPT RATIOS)
Income (loss) from continuing operations
before income taxes                               $ 4,918        $ 6,136       $(84,429)     $(257,304)    $(158,944)     $ (73,552)

Add fixed charges                                     694          1,152            528          9,218        14,313         23,378
                                                  -------        -------       --------      ---------     ---------      ---------
Earnings as defined                               $ 5,612        $ 7,288       $(83,901)     $(248,086)    $(144,631)     $ (50,174)
                                                  =======        =======       ========      =========     =========      =========
Fixed charges:
   Interest expense and amortization of
   debt discount on all indebtedness                  429            452             16          6,127        11,388         22,059
   Estimated interest component of rent expense       265            700            512          3,091         2,925          1,319
                                                  -------        -------       --------      ---------     ---------      ---------
Total fixed charges                                   694          1,152            528          9,218        14,313         23,378

Ratio of earnings to fixed charges                    8.1 x          6.3 x       Note 1         Note 1        Note 1         Note 2
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1)  Earnings, as defined, were insufficient to cover fixed charges by $158.9 million, $257.3 million and $84.4 million in the fiscal years 2003, 2002 and
    2001, respectively.

2)  Earnings, as defined, were insufficient to cover fixed charges by $73.6 million in the six months ended October 30, 2003